UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
January 9, 2017
Date of Report (Date of earliest event reported)
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GlobalSCAPE, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-33601	74-2785449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4500 Lockhill Selma Road, Suite 150
San Antonio, Texas 78249
(210) 308-8267
(Address of principal executive offices and Registrant’s telephone number, including area code)
__________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On January 9, 2017, GlobalSCAPE, Inc. (the “Company”) announced that a subsidiary of a private investment firm, 210 Capital LLC (the “Buyer”), purchased shares of common stock of the Company representing approximately 15 percent of the Company’s outstanding common stock. The shares of stock were purchased in a private transaction from Thomas W. Brown and David L. Mann, the Company’s largest individual stockholders and members of the Board of Directors of the Company.
The Company is not a party to the agreement relating to the purchase and sale of the shares; however, the Company is a designated third party beneficiary of the agreement. Among other items, the Buyer has agreed that for a period of one year following the closing of the transaction, it and its affiliates and associates will not engage in any solicitation of proxies or consents with respect to the election or removal of directors, acquire any assets of the Company or acquire any voting stock that would result in the Buyer or its affiliates or associates having beneficial ownership of more than 20% of the Company’s outstanding voting stock.
In connection with the transaction, the Board of Directors of the Company unanimously agreed to waive the applicability of Section 203 of the Delaware General Corporation Law (“Section 203”) to the acquisition of the shares by the Buyer. Section 203 imposes certain restrictions on business combinations with an “interested stockholder,” which classification would, absent the waiver, apply to the Buyer and its affiliates and associates for three years following its acquisition of 15% or more of the Company’s outstanding shares of Common Stock.
The Stock Purchase Agreement by and between the Buyer and Messers Brown and Mann is filed with this Form 8-K as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text thereof.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1          Stock Purchase Agreement dated January 9, 2017 by and between Thomas H. Brown, David L. Mann and the Buyer.
99.1          Press Release dated January 9, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSCAPE, INC.
By:	/s/ James Albrecht
James Albrecht, Chief Financial Officer
Dated:	January 9, 2017